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                                                                    Exhibit 10.1



                              EMPLOYMENT AGREEMENT


         AGREEMENT made as of March 14, 2001, between BIO-TECHNOLOGY GENERAL CORP., a Delaware corporation with an office at 70 Wood Avenue South, Iselin, New Jersey 08830 (the "Company") and Bernard R. Tyrrell, having a residence at 31 Fischer Farm Road, Belle Mead, New Jersey 08502 (the "Executive").


                              W I T N E S S E T H:

         WHEREAS, the Company desires that Executive be employed to serve in a senior executive capacity with the Company, and Executive desires to be so employed by the Company, upon the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.       EMPLOYMENT.

         The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of Senior Vice President, Marketing and Sales, reporting to the President of the Company. During any periods that the position of President is vacant, the Executive shall report, during the period of such vacancy, to the Chief Executive Officer.

2.       TERM.

         The initial term of employment under this Agreement shall begin on the date hereof (the "Employment Date") and shall continue for a period of two (2) years from that date, subject to prior termination in accordance with the terms hereof. Thereafter, this Agreement shall automatically be renewed for successive two (2) year terms unless either party shall give the other ninety (90) days prior written notice of its intent not to renew this Agreement.

3.       COMPENSATION.

         (a) As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer or director of the Company and any of its subsidiaries, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company practice, an initial annual salary of $230,000. Executive's annual salary hereunder for the remaining years of employment shall be determined by the Board of Directors in its sole discretion; provided, however, that Executive's annual salary shall not be reduced during the term of


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this Agreement below the highest annual salary paid to Executive at any time during such term.

         (b) Executive shall be entitled to bonuses from time to time in such amounts as may be determined by the Board of Directors in its sole discretion.

4.       EXPENSES.

         The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses that may be incurred or paid by Executive in connection with his employment hereunder. Executive shall comply with such restrictions and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

5.       OTHER BENEFITS.

         Executive shall be entitled to a vacation allowance of not less than four (4) weeks per annum and to participate in and receive any other benefits customarily provided by the Company to its senior management personnel (including any profit sharing, pension, short and long-term disability insurance, hospital, major medical insurance, dental insurance and group life insurance plans in accordance with the terms of such plans) and including stock option and/or stock purchase plans, all as determined from time to time by the Board of Directors of the Company. Unused annual vacation may not be carried over to other years except that with the consent of the Chief Executive Officer the Executive may carry over unused vacation in those instances in which Executive has been unable to utilize fully his annual vacation entitlement due to exigencies of Company business matters and needs.

6.       DUTIES.

         (a) Executive shall perform such duties and functions as the President or Chief Executive Officer of the Company shall from time to time determine in accordance with what it is normal and customary for an individual holding Executive's position to perform, and Executive shall comply in the performance of such duties and functions with the policies of the Board of Directors.

         (b) Executive agrees to devote his entire working time, attention and energies to the performance of the business of the Company and of any of its subsidiaries by which he may be employed; and Executive shall not without the approval of the Board of Directors, directly or indirectly, alone or as a member of any partnership or other business organization, or as an officer, director or employee of any other corporation, partnership or other business organization, be actively engaged in or concerned with any other duties or pursuits of a business nature which interfere with the performance of his duties hereunder, or which, even if non-interfering, may be, in the reasonable

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determination of the Board of Directors of the Company in its sole discretion, inimical, or contrary, to the best interests of the Company.

          (c) All fees, compensation or commissions received by Executive during the term of this Agreement for personal services (including, but not limited to, commissions and compensation received as a fiduciary or a director, and fees for lecturing and teaching) rendered at the request of the Company shall be paid to the Company when received by Executive, except those fees that the Board of Directors determines may be kept by Executive.

          (d) Nothing in this Section 6 or elsewhere in this Agreement shall be construed to prevent Executive from investing or trading in non-conflicting investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments.

          (e) The principal location at which the Executive shall perform his duties hereunder shall be at the Company's offices in Iselin, New Jersey or at such other location as may be designated from time to time by the Board of Directors of the Company, provided that if the principal location of Executive's duties is transferred from Iselin, New Jersey, the new principal location of Executive's duties shall not be transferred beyond a 50-mile radius of Iselin, New Jersey without Executive's consent. Notwithstanding the foregoing, Executive shall perform such services at such other locations as may be required from the proper performance of his duties hereunder, and Executive recognizes that such duties may involve significant travel.

7.       TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

         (a) Executive's employment hereunder may be terminated at any time upon written notice from the Company to Executive:

                  (i) upon the determination by the Board of Directors, after Executive has received notice that his performance is not satisfactory for any reason which would not constitute justifiable cause (as defined in 7(d)) and which notice specifies with reasonable particularity how such performance is not satisfactory, that Executive has failed to remedy such performance to the reasonable satisfaction of the Board of Directors within thirty (30) days of such notice; or

                  (ii) upon the determination by the Board of Directors that there is justifiable cause (as defined in 7(d)) for such termination and upon ten (10) days' prior written notice of same to Executive.


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         (b)      Executive's employment shall terminate upon:

                  (i)      the death of Executive; or

                  (ii) the "disability" of Executive (as defined in 7(c)) pursuant to 7(f) hereof.

         (c) For the purposes of this Agreement, the term "disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform his duties for a period of three
(3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined by the Board of Directors of the Company in its sole discretion after examination of Executive by an independent physician reasonably acceptable to Executive.

         (d) For the purposes hereof, the term "justifiable cause" shall mean and be limited to:

                  (i) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving the Company's or its subsidiaries' money or other property or which constitutes a felony in the jurisdiction involved;

                  (ii) Executive's performance of any act or his failure to act, for which it is determined by independent counsel retained by the Board of Directors (which counsel shall not be an individual or firm which at any time within the prior three (3) years has represented the Company, any executive employed by the Company, the Board of Directors or any individual Director), after due inquiry in which Executive is given the opportunity to be heard and represented by counsel, that if Executive were prosecuted, a crime or offense involving money or property of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved, would have occurred and Executive would, in all reasonable probability, be convicted; provided, however, that if such independent counsel does not make such determination, then the Company shall pay Executive's reasonable counsel fees and expenses incurred in defending Executive during such inquiry;

                  (iii) any disclosure which has not been authorized or subsequently ratified by the Company or which is not required to be made pursuant to any judicial proceeding or by statute or regulation, by Executive to any person, firm or corporation other than the Company, its subsidiaries and its and their directors, officers and



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                           employees, of any confidential information or trade
                           secret of the Company or any of its subsidiaries;

                  (iv) any attempt by Executive to secure any improper personal profit in connection with the business of the Company or any of its subsidiaries; or

                  (v) Executive's repeated and willful failure to comply with his duties under 6(a) or 6(b) (other than failure to comply with instructions or policies which are illegal or improper) where such conduct shall not have ceased or been cured within thirty (30) days following receipt by Executive of written warning from the Board of Directors.

Upon termination of Executive's employment for justifiable cause, this Agreement shall terminate immediately and Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive's annual salary as has been accrued through the date of his termination of employment and reimbursement of expenses pursuant to Section 4 hereof.

          (e) If Executive shall die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive's annual salary as has been accrued through the date of his death and such bonus, if any, as the Board of Directors in its sole discretion may determine to award taking into account Executive's contributions to the Company prior to his death. If Executive's death shall occur while he is on Company business, the estate of Executive shall be entitled to receive, in addition to the other amounts set forth in this subsection (e), an amount equal to one-half of his then annual salary.

          (f) Upon Executive's "disability", the Company shall have the right to terminate Executive's employment. Notwithstanding any inability to perform his duties, Executive shall be entitled to receive his compensation (including bonus, if any) as provided herein until he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to Section 5 hereof (the period during which Executive continues to receive his compensation hereunder being the "Transition Period"). During the Transition Period, the Company shall (i) allow Executive to participate in the Company's 401k plan to the extent permitted by such plan and (ii) at Company's expense and to the same extent that Executive had participated, prior to termination of his employment, in the Company's health insurance, dental insurance, life insurance and disability insurance programs, continue Executive's participation in such programs. Any termination pursuant to this subsection (f) shall be effective on the date thirty (30) days after which Executive shall have received written notice of the Company's election to terminate.


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         (g) Notwithstanding any provision to the contrary contained herein, in the event that Executive's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, or in the event the Company shall fail to renew this Agreement:

                  (i) each month during the Severance Period, the Company shall pay to Executive, in full satisfaction and in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof), an amount equal to one-twelfth of the sum of his then annual salary plus the amount of the last bonus awarded to Executive (less all amounts, if any, required to be withheld), payable bi-weekly;

                           (A) The "Severance Period" shall commence on the date of termination and shall comprise one month for each month that Executive was employed by Company, provided however, that in no event shall such period be less than six (6) months nor more than twelve (12) months.

                  (ii) Executive shall have a right to exercise any options which are exercisable as of the date of termination at any time during a period of six (6) months following the effective date of termination;

                  (iii) the Company shall continue to allow Executive to participate in the Company's 401k plan to the extent permitted by such plan for twelve (12) months following the effective date of termination; and

                  (iv) the Company shall continue to allow Executive to participate, at the Company's expense and to the same extent that Executive had participated prior to termination of his employment, in the Company's health insurance, dental insurance, life insurance and disability insurance programs, to the extent permitted under such programs, until the earlier of the expiration of the Severance Period or until such time as Executive becomes eligible to participate in another employer's group health, dental and disability insurance plans; provided, however, that Executive shall notify the Company of his acceptance of a position with a new employer, together with the specific date on which Executive shall become eligible for coverage in such new employer's health, dental, life and disability insurance programs, such notice to be given within fifteen (15) days following commencement of such employment.


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         (h) Executive may terminate his employment at any time upon thirty (30)
days' prior written notice to the Company. Upon Executive's termination of his employment hereunder, this Agreement (other than Sections 4, 7, 10, 11, 12 and 13, which shall survive) shall terminate immediately. In such event, Executive shall be entitled to receive such portion of Executive's annual salary as has been accrued to date. Executive shall be entitled to reimbursement of expenses pursuant to Section 4 hereof and to participate in the Company's benefit plans to the extent participation by former employees is required by law or permitted by such plans, with the expense of such participation to be specified in such plans for former employees.

8.       REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

         (a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder or requiring him to perform employment, consulting, business related or similar duties for any other person.

         (b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company's obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

9.       REPRESENTATIONS OF COMPANY.

         The Company represents and warrants that the Board of Directors has consented to the Company entering into this Agreement with Executive on the terms set forth herein and that all written consents, resolutions and approvals required to give full force and effect to this Agreement and to the Company's obligations hereunder have been obtained.

10.      NON-INTERFERENCE.

         Executive agrees that for a period of one year following the termination of Executive's employment hereunder, Executive shall not, directly or indirectly, request or cause collaborative partners, universities, governmental agencies, contracting parties, suppliers or customers with whom the Company or any of its subsidiaries has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or solicit, interfere with or entice from the Company any employee (or former employee) of the Company.


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11.      INVENTIONS AND DISCOVERIES.

          (a) Insofar as is related to the principal business activities and products of the Company and any of its subsidiaries or joint ventures, Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods of a financial or other nature (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries, solely or jointly with others (collectively the "Subject Matter").

          (b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that Executive shall be compensated in a timely manner at the rate of $250.00 per hour (with a minimum of $1500 per day), plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required of his employment hereunder.

12.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

          (a) Executive shall not, during the term of this Agreement, or at any time following termination of this Agreement, directly or indirectly, disclose or make accessible (other than as is required in the regular course of his duties, including, without limitation, disclosures to the Company's advisors and consultants), or as may be required by law or regulation or pursuant to a judicial proceeding (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors of the Company), to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts,

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competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information which thereafter becomes publicly available other than pursuant to a breach of this
Section 12(a) by Executive.

          (b) All information and documents relating to the Company and its affiliates as hereinabove described shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with the Company, all such documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

13.      SPECIFIC PERFORMANCE.

         Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 10, 11 or 12 (the "Restrictive Covenants"), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

14.      AMENDMENT OR ALTERATION.

         No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

15.      GOVERNING LAW.

         This Agreement shall be governed by the laws of the State of New Jersey applicable to agreements made and to be performed entirely therein.

16.      SEVERABILITY.

         The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.


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17.      NOTICES.

         Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or date of receipt.

18.      WAIVER OR BREACH.

         It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

19.      ENTIRE AGREEMENT AND BINDING EFFECT.

         This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns. Notwithstanding the foregoing, any prior agreements between Executive and the Company relating to the confidentiality of information, trade secrets, patents, indemnification, and stock options shall not be affected by this Agreement.

20.      SURVIVAL.

         The termination of Executive's employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 4, 7, 9, 10, 11, 12 and 13 hereof.

21.      FURTHER ASSURANCES.

         The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

22.      HEADINGS.

         The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                     BIO-TECHNOLOGY GENERAL CORP.



                                     By:    /s/ Sim Fass
                                         ---------------------------------------
                                              Sim Fass, Chairman and CEO

                                     Date:  March 14, 2001
                                          --------------------------------------




                                                  /s/ Bernard Tyrrell
                                     -------------------------------------------
                                                      Bernard Tyrrell

                                     Date:   March 2, 2001
                                           -------------------------------------